EXHIBIT 99.1

[LOGO] FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Travis Wachter + 1 (202) 295-4217 twachter@cogentco.com	John Chang + 1 (202) 295-4212 investor.relations@cogentco.com

COGENT COMMUNICATIONS GROUP, INC. ANNOUNCES PRICING OF $175 MILLION OF 8.375% SENIOR SECURED NOTES DUE 2018

WASHINGTON, D.C. January 11, 2011 Cogent Communications Group, Inc. (NASDAQ: CCOI) today announced that it had priced its private placement offering (the “Offering”) of $175 million in aggregate principal amount of 8.375% Senior Notes due 2018 (the “Notes”). The amount offered represents an increase of $25 million from the amount previously announced. The Offering is expected to close on January 26, 2011, subject to the satisfaction or waiver of customary closing conditions.

The net proceeds of the offering are intended to be used for general corporate purposes and/or repurchases of Cogent’s common stock or its convertible notes or a special dividend to Cogent’s stockholders.

The Notes have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

This press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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